Exhibit 10.20

FINAL SETTLEMENT AGREEMENT AND TERMINATION OF BARGAINING

RELATIONSHIP

RECITALS

Chart Industries, Inc. (“Chart”) for several years has operated a manufacturing facility in Plaistow, New Hampshire. The International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers Local Lodge No. 752 of the AFL-CIO (“the Union”) has been the exclusive bargaining representative of Chart’s production and maintenance employees at the Plaistow facility. Chart and the Union currently are party to a collective bargaining agreement for the term of August 26, 2003 through August 25, 2006. Chart desires to permanently close the Plaistow facility, thereby terminating its relationship with the Union and the employment relationship with the Union’s members working there.

TERMS OF AGREEMENT

1.	This Final Settlement Agreement And Termination of Relationship (“Agreement”) is entered into by and between the Union and its current and former officers, directors, trustees, agents, representatives and members and its parent, predecessor, successor and assigned organizations, and Chart and its past and present parents, subsidiaries, predecessors, successors, assigns, affiliates, divisions, operations, insurers, owners, officers, directors, shareholders, employees, agents and representatives (collectively, “the Parties”).

2.	In consideration for the promises set forth herein, the Parties agreed to the terms and conditions as set forth in the attached Appendix “A”

3.	In exchange for the consideration set forth in paragraph 2 above and the remainder of the terms and conditions set forth in this Agreement, as it applies to the particular employees who will be terminated, the sufficiency of which is acknowledged and has been received, the Parties further agree to the following:

a.	The Union agrees to work expeditiously to resolve all grievances, if any, filed prior to the closing according to the collective bargaining agreements and the Extension.

b.	The Union agrees and represents that there are no unfair labor practice charges pending and is unaware of any facts or circumstances that would support an unfair labor practice charge.

c.	The Union agrees not to file or make any demands, charges, claims, actions or lawsuits of any kind against the Plaistow facility after closure, nor will the Union encourage, assist, advise or represent any individual organization or entity in accomplishing the same unless required by a court of law.

d.	The Union acknowledges that except for the consideration set forth in paragraph 1 above, Chart does not owe the Union any other monies, dues or service fees arising out of the Parties’ past or present collective bargaining agreements or supplements, the Parties relationship or the termination of that relationship as related to the Plaistow facility and clearly, unmistakably, and with full knowledge specifically waives any claims with respect to any such monies, dues or service fees and releases Chart from any such claims by the Union.

e.	The Union agrees that if it takes any action inconsistent with this Agreement, Chart may use this Agreement as an absolute contractual bar to such action.

4.	The Union agrees and acknowledges that it has examined a copy of the notice Chart will give to the Union (and through to Union to its members), attached as Exhibit B, has reviewed Chart’s plan for providing this notice, and acknowledges that if the notice is given in the form provided and in accordance with the schedule presented, it will be appropriate and timely notice under the federal and Worker Adjustment and Retraining Notification Act regarding the employment loss and terminations associated with the closing of the Plaistow facility.

5.	To the extent Chart was required to do so by law, the Union acknowledges that Chart and the Union bargained, in good faith, over Chart’s decision to close its Plaistow facility and the effects of said decision. The Parties agree that this Agreement is the direct product of those negotiations.

6.	The Union acknowledges that it is unaware of any workers’ compensation claim by any of its members against Chart’s Plaistow facility, which has not already been reported.

7.	The Union acknowledges that to the best of the knowledge and belief of the Local Union officers and the International Union, as of the execution date of this Agreement Chart has made all required contributions to the Boilermakers Pension Fund and Chart’s 401(k) plan that have been required to date, and clearly and unmistakably and with full knowledge, waives any claims to such contributions and releases Chart from any such claims, provided however, this release will not apply to (a) any contributions subsequently determined to be due and owing as the result of the discovery of incomplete, inaccurate or erroneous reports submitted to the Pension Fund by Chart or (b) to any pension fund withdrawal liability, if any, which will be separately determined between Chart and the Pension Fund.

8.	The Parties agree that the provisions of the collective bargaining agreement for the term of August 26, 2003 through August 25, 2006 and any supplements thereto are terminated and dissolved effective immediately at the close of business on the day that the final bargaining unit employee is terminated, and that except for administration of this Agreement, the relationship between the Union and Chart is terminated. If between the date of this Agreement and August 25, 2006 Chart reopens the Plaistow facility and resumes there the same production operation, it will recognize the union as the collective bargaining agent for its Plaistow production and maintenance employees and will execute a new collective bargaining agreement containing provisions identical to that terminated by this Agreement.

9.	Nothing in this Agreement is intended to be, nor shall be construed as, an admission of any breach, violation or wrongdoing by either Party with respect to any contract or local, state or federal ordinance, statute or common law.

10.	If any provision of, or portion thereof, this Agreement is found to be unenforceable, illegal or void by a court or agency of competent jurisdiction, the other provisions, or the remainder of the unenforceable, illegal or any provision of this Agreement, shall remain valid and fully enforceable, and the court or agency shall interpret the remaining provisions, or insert such other terms, to effectuate the Parties’ intent.

11.	This Agreement and the Extension set forth the entire agreement between the Parties concerning the subject matter herein and fully supersede any and all prior discussions, offers, negotiations, representations, letters, agreements or understandings between the Parties concerning the subject matter herein.

EXECUTED AT                                                       THIS                      DAY OF                     , 2004:

INTERNATIONAL BROTHERHOOD OF BOILERMAKERS, IRON SHIP BUILDERS, BLACKSMITHS, FORGERS AND HELPERS LOCAL LODGE NO. 752 OF THE AFL-CIO	CHART INDUSTRIES, INC.

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